Exhibit 16.1

March 10, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01(a) of Form 8-K of CNB Financial Corporation dated March 10, 2022 and are in agreement with those statements.

/s/ Crowe LLP

Crowe LLP

Columbus, Ohio

cc:	Mr. Jeffrey Powell
Audit Committee Chairman
CNB Financial Corporation